Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Regulation S-K, Item 601(b) because the registrant has determined that the omitted information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.75

[Translation]

Revenue Stamp Not Required

Service Agreement

PayPay Card Corporation (“PPC”) and Yahoo Japan Corporation (“Yahoo”; together with PPC, the “Parties”) enter into this Service Agreement (this “Agreement”) as follows and as set out in the “Terms of Agreement”. In witness whereof, this Agreement is prepared in duplicate, and each party sha ll affix its name and seal hereto and retain one original.

Execution date		June 30, 2023

PPC	Address Company name Name of representative	1-3 Kioicho, Chiyoda-ku, Tokyo PayPay Card Corporation Tomoaki Tanida, Representative Director [electronic signature block]
Yahoo	Address Company name Name of representative	1-3 Kioicho, Chiyoda-ku, Tokyo Yahoo Japan Corporation Takao Ozawa, Representative Director [electronic signature block]
Entrustment of services (Article 1)

(1) Development and creation services

(i) Services for developing and creating the mini applications and websites necessary for providing PayPay Atobarai, PayPay Card, and PayPay Card Gold implemented by PPC (the “Relevant Services,” but excluding the PayPay Atobarai (lump-sum payment only))

(ii)  Services for creating and developing promotional advertisements, etc. for the Relevant Services to be posted on Yahoo domains, and the services for such postings on Yahoo domains

(iii)  Development as described in (i) and (ii) above will be conducted in compliance with Requirement 6 of the PCI DSS requirements, which are data security standards for the international credit card industry, and by securing quality and considering security

(2) Maintenance and operation services

Services for maintaining and operating the mini applications and websites as set out in the preceding item

(3) Data utilization services

Services for analyzing data in accordance with PPC’s instructions by combining personal data, etc. held by Yahoo with personal data of members of the Relevant Services held by PPC, and services for providing the results of such data analysis to PPC

(4) Identity authentication services

Under the identity authentication agreement separately executed between SB Payment Service Corp. (which is not a party hereto; “SBPS”) and Yahoo, services for requesting SBPS to conduct identity authentication on behalf of PPC by linking with the information necessary for identity authentication within the scope of the “settlement operation services” set out in the aforementioned identity authentication agreement, and services for linking the results of the identity authentication conducted by SBPS with PPC

(5) Services for identifying the ownership status of cards issued by PPC

Services for identifying the ownership status of cards issued by PPC in accordance with PPC’s instructions, and services for linking the results of such identification with PPC in accordance with PPC’s instructions

(6) Services for granting PayPay points (meaning “PayPay Points” issued by PayPay Corporation (which is not a party hereto; “PayPay”) at no cost in accordance with the terms of use and other guidelines prescribed by PayPay)

(i) Services for providing PPC with functions (the “PayPay Points Issuance Entrustment Functions”) to specify the details of the entrusted services related to the granting of PayPay Points in Yahoo’s systems (the “PayPay Gateway”) for linking with PayPay on its behalf

(ii)  Services for entrusting PayPay to issue and grant PayPay Points to the members of the PayPay Card and PayPay Card Gold that have been designated by PPC in accordance with the PayPay Points Issuance Rate (meaning the rate for the members of the PayPay Card and PayPay Card Gold (limited to the individuals who have obtained a “Yahoo! JAPAN ID” that constitutes an identification code granted by Yahoo; the same shall apply in this item) used to determine the number of PayPay Points to be issued to such members designated by PPC under the conditions prescribed by PPC) and under other conditions based on the details of the entrusted services requested by PPC by using the PayPay Points Issuance Entrustment Functions

Service fees and payment method (Article 2, Paragraph 1)

1.  Yahoo shall request PPC to pay service fees (plus consumptions taxes and other taxes) in accordance with the provisions of Exhibit 1, and PPC shall pay the service fees by wire transfer to the bank account designated by Yahoo by the due date. PPC shall pay any wire transfer fees.

2.  Yahoo may change the unit price of the service fees set out in Exhibit 1 upon prior notice to PPC and upon mutual agreement.

Responsible persons (Article 3, Paragraph 1)	PPC: [***] Yahoo: [***]

Term (Article 22, Paragraph 1)

1.  The effective term of this Agreement commences on the execution date of this Agreement and ends on the last day of March 2024. Notwithstanding the preceding paragraph, unless either party gives notice to the other party three months prior to the expiration date of this Agreement to the effect that it intends to terminate this Agreement on the termination date, this Agreement will be further renewed for six months, and the same shall apply thereafter.

Special provisions

1.  If Yahoo gives notice to PPC in the form set out in Exhibit 2, to the extent necessary for Yahoo, PPC shall allow the persons in charge of implementing the Services set out in Article 1 who have expertise and experience (the “Persons in Charge”) to enter the premises of PPC and use PPC’s system, and shall grant the necessary authorizations to the Persons in Charge.

2.  In addition to the provisions of the preceding paragraph, PPC shall provide to Yahoo the cooperation necessary to implement the Services.

Terms of Agreement

Article 1 Entrustment of Services

1.

PPC shall entrust Yahoo to undertake the entrusted services (the “Services”) described in the cover pages, and Yahoo shall accept entrustment thereof. Yahoo shall perform the Services with the due care of a prudent manager and in good faith, and shall not subcontract the Services to a third party without the prior written approval of PPC.

2.

If PPC requests Yahoo to issue and grant PayPay Points pursuant to Item (6) of the Services described in the cover pages, PPC shall pay to Yahoo the amount (the “PayPay Points Fund Amount”) calculated by multiplying the amount per yen of PayPay Points to be issued, by one yen. In this case, Yahoo shall, at the end of each month, calculate the PayPay Points Fund Amount to be paid by PPC that arises during the relevant month and request PPC to pay such amount by issuing an invoice within five business days of the following month.

3.

PPC shall pay the PayPay Points Fund Amount requested by Yahoo pursuant to the preceding paragraph by wire transfer to the bank account designated by Yahoo no later than the 10th day of the month immediately following the month in which PPC receives the invoice. PPC shall pay any wire transfer fees.

4.

Upon requesting the payment relating to the issuance and grant of PayPay Points pursuant to Item (6) of the Services described in the cover pages, Yahoo shall verify the existence and number of PayPay Points for which PPC has paid the funds and which have been expired (“Expired PayPay Points”) at the end of each month. If there are Expired PayPay Points as a result of such verification, Yahoo shall deduct the amount equal to such Expired PayPay Points from the invoiced amount in the invoice issued pursuant to the preceding paragraph.

Article 2 Service Fees and Payment Method

1.	PPC shall pay the service fees to Yahoo pursuant to the provisions described in the cover pages.

2.	Yahoo may request PPC to pay travel expenses by the following methods.

(1)

Yahoo shall calculate the travel expenses (plus consumptions taxes and other taxes) at the end of each month and give notice to PPC of the amount no later than the 10th day of the following month on a monthly basis by presenting the basis for such calculation.

(2)

PPC shall pay the travel expenses by wire transfer to the bank account designated by Yahoo no later than the last day of the month immediately following the month in which PPC receives such notice (if such day is a bank holiday, the immediately preceding business day). PPC shall pay any wire transfer fees.

Article 3 Responsible Persons

1.	The persons who are responsible for implementing the Services (the “Responsible Persons”) shall be as specified in the cover pages.

2.	PPC’s Responsible Person shall conduct the following acts:

(1)	give instructions to Yahoo relating to the Services;

(2)	confirm reports from Yahoo and give notice to Yahoo relating to the Services;

(3)	confirm operating reports from Yahoo; and

(4)	conduct other acts in connection with the Services.

3.	Yahoo’s Responsible Person shall conduct the following acts:

(1)	give instructions to, and manage, Persons in Charge of Yahoo;

(2)	give reports and notice to PPC relating to the Services;

(3)	submit operating reports; and

(4)	conduct other acts in connection with the Services.

4.

Except for the acts set out in this Agreement, in principle the Parties shall receive requests, instructions, etc. from the other party, make requests to, and otherwise communicate, confirm, etc. with the other party through the Responsible Persons.

Article 4 Selection of Persons in Charge

1.	Yahoo shall give notice to PPC of the Persons in Charge in the form set out in Exhibit 2.

2.	If PPC recognizes that it is necessary for the Persons in Charge to have a workplace in the business office of PPC, PPC shall issue admission passes to the relevant Persons in Charge.

3.

If PPC determines that it is necessary to replace a Person in Charge, Yahoo shall select another Person in Charge without delay and give consideration not to interfere with the Services. In this case, Yahoo shall promptly give notice to PPC of such Person in Charge after replacement in the form set out in Exhibit 2 before such Person in Charge begins implementing the Services.

4.

If there is a possibility that the implementation of the Services may be impeded due to the retirement or long absence of a Person in Charge, etc., or it is necessary for Yahoo to change a Person in Charge for other reasons, Yahoo shall give written notice to PPC of such reasons and the Person in Charge to be replaced and obtain approval from PPC therefor (including PPC’s intention to give approval expressed through email). In addition, Yahoo shall give notice to PPC of a Person in Charge after replacement in the form set out in Exhibit 2 after it obtains such approval.

Article 5 Command and Order

1.

With respect to the Services, Yahoo shall directly conduct all command and order of Yahoo’s employees pursuant to Yahoo’s regulations concerning instructions in connection with implementation of services, labor management, and health and safety management and the like, and no command and order relationship whatsoever will arise between those employees and PPC.

2.

With respect to Services 2, PPC shall directly conduct all command and order of PPC’s employees pursuant to PPC’s regulations concerning instructions in connection with implementation of services, labor management, and health and safety management and the like, and no command and order relationship whatsoever will arise between those employees and Yahoo.

3.	Each party confirms that no employment relationship whatsoever will arise between PPC and any employee of Yahoo.

Article 6 Responsibility for the Services

If either party causes damage to the other party as a result of the implementation of the Services, such party shall indemnify for such damage, unless the damage incurred by the other party is caused by a reason attributable to that party.

Article 7 Outline of the Services

1.	If it is necessary for Yahoo to implement the Services in the business place of PPC, PPC shall provide a workplace therefor to Yahoo at no cost.

2.

If the Services are implemented in the business office of PPC, Yahoo shall cause the Persons in Charge to comply with various rules related to the facility management, etc. of PPC, and be responsible for the acts conducted by the Persons in Charge.

Article 8 Materials, Etc.

1.

PPC shall lend or provide computers, materials, fixtures, equipment, and other items (the “Lent Materials”) necessary for Yahoo to implement the Services at no cost if PPC determines such lending or provision necessary.

2.

If the Lent Materials are not necessary for the implementation of the Services, or PPC requests Yahoo to return them, Yahoo shall, without delay, return the Lent Materials (including copies thereof, if any) or dispose of them in accordance with PPC’s instructions.

3.	Yahoo shall manage and store the Lent Materials relating to the Services that were provided by PPC with the due care of a prudent manager, and shall not use them for purposes other than the Services.

4.	Yahoo shall not copy the materials without the prior written approval of PPC, and shall not remove them from the workplace designated for the implementation of the Services without PPC’s permission.

Article 9 Reporting

1.

Upon request from PPC, Yahoo shall promptly report the status of the implementation of the Services. Yahoo shall also report the results of the Services without delay upon the termination of the Services.

2.	Upon the completion of the Services, Yahoo shall promptly deliver any deliverables (the “Deliverables”) created in the course of implementing the Services.

Article 10 Security Measures

Yahoo shall comply with the security matters prescribed by PPC with respect to the implementation of the Services, and upon request from PPC, shall promptly report the status of compliance therewith.

Article 11 Audit

If PPC requests materials, explanations, access, or other information for auditing purposes, Yahoo shall promptly take the necessary measures.

Article 12 Force Majeure

If and to the extent that the performance of this Agreement becomes impossible, in whole or in part, due to a natural disaster, war, civil unrest, riot, blackout, telecommunications breakdown, suspension of service or emergency maintenance by a telecommunications operator, enactment, amendment or abolishment of laws and ordinances in Japan or a foreign country, an order, disposition, or guidance by a public authority, or another event not attributable to either party, neither party will be liable for the non-performance, and the Parties shall be released from their obligations under this Agreement.

Article 13 Temporary Suspension of Servers or Services

1.

Yahoo may suspend its performance of all or part of the Services where unavoidable for a scheduled inspection or maintenance of its servers or other equipment or otherwise for reasons related to system administration, in which case Yahoo shall notify PPC in advance.

2.

Notwithstanding the provisions of the preceding paragraph, Yahoo may suspend its performance of all or part of the Services, without any notice to PPC, in the following cases, provided that Yahoo shall make efforts to give notice to PPC where possible:

(1)	if emergency maintenance or another administrative emergency arises with respect to Yahoo’s servers and other systems, or the place where a system is installed;

(2)	if communications demand significantly increases due to an emergency, and Yahoo determines that it is necessary to prioritize urgent requests; or

(3)

if Yahoo determines that suspension of the services it operates (not limited to the services provided for under this Agreement) is necessary due to operational or technical reasons other than those specified in the preceding two items.

3.

In the event that Yahoo is unable to perform the Services in whole or in part due to any reason set forth in the items of the preceding paragraph, the Parties shall consult in good faith to resolve such non-performance.

Article 14 Subcontracting

1.

In the event Yahoo subcontracts the Services to a third party, Yahoo shall obtain the prior written approval of PPC. Yahoo shall disclose persons as subcontractors at the time of the execution of this Agreement as set out in Exhibit 3, and PPC shall approve those subcontractors.

2.

In the event the Services are subcontracted, in whole or in part, to a third party pursuant to the preceding paragraph, Yahoo undertaking such subcontracting shall bear full responsibility to PPC for the execution of the Services by such third party. Should a dispute arise in connection with the implementation of the Services by such third party, such dispute shall be settled at Yahoo’s own responsibility.

Article 15 Intellectual Property Rights

Intellectual property rights and other rights relationships, etc. between the Parties shall be as follows.

(1)

The Parties confirm that the intellectual property rights (means patent rights, utility model rights, design rights, copyrights and other rights stipulated in Article 2, Paragraph 2 of the Intellectual Property Basic Act, including rights stipulated in Articles 27 and 28 of the Copyright Act with respect to copyrights; the same shall apply hereinafter) relating to inventions, creations and other intellectual property and know-how, etc. (however, excluding the rights stipulated in Item (2)) (collectively the “Inventions, Etc.”) and all other rights pertaining to such Inventions, Etc. arising in the course of performing the Services, except for those held by third parties, shall belong to Yahoo. However, Yahoo shall grant PPC the right to use the Deliverables (including reproducing, publicly transmitting, altering, modifying, translating, or preparing derivative works of the Deliverables; the same shall apply hereinafter in this Article) and to license the right to use such intellectual property rights belonging to Yahoo at no cost to the extent required to license the use of the same to third parties. The Parties shall separately consult with each other on joint inventions, if any arise.

(2)

Notwithstanding the provisions of the preceding item, among the Deliverables, intellectual property rights relating to common modules, and routines, etc., previously held by PPC and used for general purposes shall be reserved to PPC. However, PPC shall grant Yahoo the license to use such intellectual property rights reserved to PPC to the extent required for Yahoo to use the Deliverables and to license use of the same to third parties.

(3)

Each party warrants that they will not exercise any moral right of the author with respect to the Deliverables to which they or any of their officers or employees hold the rights, and will not cause the author thereof to exercise any moral right of the author.

Article 16 Non-Infringement of Rights of Third Parties

If PPC receives any claim from a third party (whether a claim to compensate for damage, claim for injunction, or any other claim howsoever named and whether or not litigation is pending in respect thereto) as a result of the Services and on the grounds that PPC’s use of the Deliverables infringed an intellectual property right, privacy right, right of reputation, image right, or other rights of a third party, Yahoo shall settle the claim at its responsibility and expense, cause no trouble to PPC, and indemnify PPC for damage (including attorney’s fees) incurred thereby, unless such claim is made for a reason attributable to PPC.

Article 17 No Transfer of Rights and Obligations

Neither party shall transfer to a third party or provide as security all or part of its status, rights and obligations arising under this Agreement without the prior written approval of the other party.

Article 18 Damages

1.

The amount of any damages owed by Yahoo to PPC under this Agreement shall not exceed the total of the most recent three months’ service fees set out in Article 2, Paragraph 1, excluding the amount of any damages due to Yahoo’s intent or gross negligence.

2.

The amount of any damages owed by PPC to Yahoo under this Agreement shall not exceed the total of the most recent three months’ service fees set out in Article 2, Paragraph 1, excluding the amount of any damages due to PPC’s intent or gross negligence.

Article 19 Handling of Personal Information

With respect to the handling of personal information in relation to this Agreement, the Parties shall comply with the Agreement on the Handling of Personal Information (Yahoo Administration No.: YJ21-10060986) dated December 1, 2021, the Memorandum of Understanding on the Agreement on the Handling of Personal Information (PayPay Card Atobarai) (Yahoo Administration No.: YJ22-10011698) dated February 28, 2022, the Memorandum of Understanding on the Addition of PayPay Card Gold and Replacement of Exhibit (PPC to Yahoo) (Yahoo Administration No.: YJ22-10067615) dated November 11, 2022, the Memorandum of Understanding on the Handling of Personal Information (Yahoo Administration No.: YJC22-10019733) dated March 14, 2022, the Memorandum of Understanding on the Handling of Personal Information (Yahoo Administration No.: YJ22-10047903) dated August 19, 2022 and the Memorandum of Understanding on Amendment (Yahoo Administration No.: YJ22-10066582) dated November 11, 2022, all of which were separately executed between the Parties, as well as any memorandums of understanding and documents incidental thereto. However, the information that either party independently obtained and held regardless of the Services shall not be handled as personal information in relation to this Agreement.

Article 20 Confidentiality

1.

Each party shall maintain as confidential, during and after the term of this Agreement, any trade secret (as defined in Article 2, Paragraph 6 of the Unfair Competition Prevention Act) of the other party obtained through this Agreement and explicitly indicated by the other party to be confidential information at the time of disclosure (“Confidential Information”), and shall not disclose, provide, or divulge Confidential Information to any third party, or use Confidential Information for any purpose other than the performance of this Agreement without the prior written approval of the other party. However, either party may disclose Confidential Information if and to the extent required pursuant to a legally enforceable request for disclosure by a public agency, provided that the other party is promptly given notice of that disclosure, unless limited by laws and ordinances or otherwise.

2.	Notwithstanding the provisions of the preceding paragraph, Confidential Information does not include:

(1)	information already held by the receiving party at the time of disclosure;

(2)	information that the receiving party develops independently without reference to Confidential Information;

(3)	information that is public knowledge at the time of disclosure; and

(4)	information that becomes public knowledge after disclosure due to a reason not attributable to the receiving party.

3.

Notwithstanding the provisions of Paragraph 1, each party may disclose the Confidential Information received from the other party to its own officers and employees to the extent necessary for the performance of this Agreement, and to any attorney-at-law, certified public tax accountant or other professional with a legal duty of confidentiality.

4.

If either party discloses Confidential Information to a third party with the prior written approval of the other party or pursuant to the preceding paragraph, that party shall cause that third party to assume and comply with equivalent confidentiality obligations to those under this Agreement, and that party is fully liable to the disclosing party for that third party’s handling of the Confidential Information.

Article 21 Elimination of Antisocial Forces

1.

Each party represents that neither it nor any of the following persons constitutes, and covenants that neither it nor any of the following persons will in the future constitute, an antisocial force (meaning an organized crime group, a member of an organized crime group, an associate member of an organized crime group, a company affiliated with an organized crime group, a shareholder meeting extortionist (sokaiya), a corporate extortionist acting under the guise of social activity (shakaiundo hyobo goro), a corporate extortionist acting under the guise of a political activity (seiji katsudo hyobo goro), a group or individual with special expertise connected to organized crime (tokushu chino boryoku shudan), or any other person similar thereto; the same shall apply hereinafter):

(1)

persons with special interests in itself (meaning officers (yakuin) (including shareholding officers (yakuin mochikabukai) ), their spouses and relatives by blood within the second degree of kinship, a company where a majority of voting rights are owned by such people, related companies, and officers of those related companies);

(2)	its material employees;

(3)	its major shareholders or business partners; or

(4)	in addition to persons listed above, any person who substantially controls its management.

2.

Either party may stop performing its obligations, or may cancel all or any part of any agreements with the other party, including this Agreement, immediately without any prior notice or demand and without assuming any liability if the other party falls under any of the following items:

(1)	any matter represented in the preceding paragraph is found to be not true;

(2)	any breach of the covenants set out in the preceding paragraph is found; or

(3)	the other party or any of the persons set out above (in this case, “its” is read as “the other party’s.”) is found to be involved with any antisocial forces.

3.

If either party falls under any item of the preceding paragraph, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash.

4.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 22 Term and Survival

1.	The effective term of this Agreement shall be as described in the cover pages.

2.

If any outstanding obligations exist under this Agreement upon the termination of this Agreement, this Agreement will continue to apply with respect to those obligations until performance is completed.

3.

Article 16 (Non-Infringement of Rights of Third Parties), Article 17 (No Transfer of Rights and Obligations), Article 18 (Damages), Article 19 (Handling of Personal Information), Article 21 (Elimination of Antisocial Forces), Paragraph 4, this Article (Term and Survival), Paragraph 2, Article 24 (Termination for Cause; Acceleration), Paragraph 4, Article 26 (Consultation), Article 27 (Jurisdiction), and Article 28 (Governing Law) will remain effective after the termination of this Agreement. Article 20 (Confidentiality) will survive as provided for therein.

Article 23 Early Termination

Either party may cancel all or part of this Agreement by giving two months prior written notice to the other party after the execution of this Agreement.

Article 24 Termination for Cause; Acceleration

1.

If either party breaches all or part of its obligations under this Agreement, and fails to cure that breach or perform within a reasonable period of time specified in a demand for cure issued by the other party, the other party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability.

2.

Either party may immediately suspend performance of its obligations under or terminate all or part of this Agreement, without assuming any liability and without prior notice or demand for cure, if the other party:

(1)

is the subject of a petition for attachment, provisional attachment, provisional disposition, compulsory execution or auction, or a demand for payment of delinquent taxes and public dues, due to a decline in its financial or credit status;

(2)	is the subject of a disposition by a supervisory authority suspending its operations or revoking its business license or business registration;

(3)

is the subject of a petition for commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate reorganization proceedings, commencement of special liquidation, or other legal insolvency proceedings, or begins proceedings for dissolution (including dissolution under the laws and ordinances), liquidation or voluntary liquidation procedures;

(4)	resolves to conduct a capital reduction or to abolish, suspend, or transfer all or a material part of its business;

(5)	dishonors a note or check, or otherwise becomes actually insolvent or suspends payments;

(6)	undergoes a change in major shareholder or management, due to which the terminating party considers the continuation of this Agreement to be inappropriate;

(7)	breaches any law or ordinance; or

(8)	in the event it becomes difficult to grant points due to changes, etc. in laws and ordinances.

3.

If either party falls under any item of the preceding paragraph, all of that party’s obligations to the other party (not limited to obligations under this Agreement) will automatically be accelerated and immediately become due and payable in cash.

4.	Termination under this Article does not preclude the terminating party from seeking damages against the other party.

Article 25 Obligations of Reporting of Violations of Laws and Ordinances

If either party has found that it has violated any law or ordinance with respect to the Agreements, the violating party shall promptly report such violation to the other party.

Article 26 Consultation

The Parties shall consult in good faith to resolve any matter not provided for herein or doubt regarding the interpretation of this Agreement.

Article 27 Jurisdiction

Depending on the amount in dispute, the Tokyo District Court or the Tokyo Summary Court has exclusive jurisdiction as the court of first instance over litigation in connection with this Agreement.

Article 28 Governing Law

The formation, effect, performance and interpretation of this Agreement are governed by the laws of Japan.

End.